Exhibit 12


KIRKPATRICK & LOCKHART LLP                         1800 Massachusetts Ave., N.W.
                                                   Second Floor
                                                   Washington, DC  20036-1221
                                                   202.778.9000
                                                   www.kl.com



                                December 30, 2004

Neuberger Berman Income Funds
Neuberger Berman Institutional Liquidity Series
605 Third Avenue, 2nd Floor
New York, New York  10158-0180

      Re: REORGANIZATION TO CONVERT A SERIES OF A DELAWARE STATUTORY TRUST TO A SERIES OF ANOTHER DELAWARE STATUTORY TRUST


Ladies and Gentlemen:

      Neuberger Berman Income Funds, a Delaware statutory trust ("OLD TRUST"), on behalf of Neuberger Berman Institutional Cash Fund, a segregated portfolio of assets ("series") thereof ("OLD FUND"), and Neuberger Berman Institutional Liquidity Series, also a Delaware statutory trust ("NEW TRUST"), on behalf of its Neuberger Berman Institutional Cash Fund series ("NEW FUND"), have requested our opinion as to certain federal income tax consequences of the proposed conversion of Old Fund to New Fund pursuant to an Agreement and Plan of Reorganization among them and Neuberger Berman Management Inc. ("ADVISER") (solely for purposes of paragraph 6.2 thereof), dated as of December 17, 2004 ("AGREEMENT").(1) Specifically, the Investment Companies have requested our opinion --

           (1) that New Fund's acquisition of Old Fund's assets in exchange solely for voting shares of beneficial interest in New Fund ("NEW FUND SHARES") and New Fund's assumption of Old Fund's liabilities, followed by Old Fund's distribution of those shares PRO RATA to its shareholders of record determined as of the Effective Time (as herein defined) ("SHAREHOLDERS") actually or constructively in exchange for their shares of beneficial interest in Old Fund ("OLD FUND SHARES") and in complete liquidation thereof (such transactions collectively referred to herein as the "REORGANIZATION"), will qualify as a "reorganization" (as defined in

--------------------

(1) Each of Old Fund and New Fund is sometimes referred to herein as a "FUND," and each of Old Trust and New Trust is sometimes referred to herein as an "INVESTMENT COMPANY."

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      section   368(a)(1)(F)(2)),  and  each   Fund   will  be  "a  party  to  a
      reorganization" (within the meaning of section 368(b)),

           (2) that neither the Funds nor the Shareholders will recognize any gain or loss on the Reorganization, and

           (3) regarding the basis and holding period after the Reorganization of the transferred assets and the shares issued pursuant thereto.

      In rendering this opinion, we have examined (1) the Agreement, (2) the Combined Proxy Statement and Prospectus dated November 12, 2004 ("PROXY STATEMENT"), regarding the Reorganization that was furnished in connection with the solicitation of proxies by Old Trust's board of trustees ("BOARD") for use at a Special Meeting of Old Funds' shareholders held on December 21, 2004 ("SHAREHOLDERS' MEETING"), and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, "DOCUMENTS"). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on statements of responsible officers of each Investment Company and the representations described below and made in the Agreement (as contemplated in paragraph 5.4 thereof) (collectively, "REPRESENTATIONS"). We have assumed that any Representation made "to the knowledge and belief" (or similar qualification) of any person or party is, and at the Effective Time will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

                                      FACTS
                                      -----

      Each Investment Company is a Delaware statutory trust and is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 ACT"). Old Fund is a series of Old Trust; and New Fund is a series of New Trust that will not commence operations until after the Reorganization, together with related

--------------------

(2) All "section" references are to the Internal Revenue Code of 1986, as amended ("CODE"), unless otherwise noted, and all "Treas. Reg. ss." references are to the regulations under the Code ("REGULATIONS").

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acts necessary to consummate the same ("CLOSING"),  occurs.  Old Fund offers one class of shares (I.E., the Old Fund Shares), and after the Reorganization New Fund will offer one class of shares (i.e., the New Fund Shares). The rights, powers, privileges, and obligations of the Funds' shares are substantially similar.

      Unless the Investment Companies agree otherwise, the Closing will take place on the date hereof. All acts taking place at the Closing will be deemed to occur simultaneously immediately after the close of business (I.E., 4:00 p.m., Eastern time) on the date of the Closing ("EFFECTIVE TIME").

      The Funds have identical investment objectives, policies, and restrictions, except that New Fund, rather than investing directly in securities after the Reorganization, will invest all its net investable assets in Master Fund (defined below), which will seek to achieve the same investment objective by engaging Adviser as its investment adviser to manage its assets.

      For the reasons, and after consideration of the factors, described in the Proxy Statement, the Board, including a majority of its members who are not "interested persons" (as that term is defined in the 1940 Act) of either Investment Company ("INDEPENDENT TRUSTEES"), unanimously approved the Agreement at a meeting held on October 1, 2004. In doing so, the Board, including the Independent Trustees, determined that participation in the Reorganization is in the best interests of Old Fund and that the interests of Old Fund's shareholders will not be diluted as a result of the Reorganization. New Trust's board of trustees, including a majority of its Independent Trustees, made similar determinations.

      The Agreement, which specifies that it is intended to be, and is adopted as, a "plan of reorganization" within the meaning of the Regulations, provides in relevant part for the following:

           1. New Fund's acquisition of all property Old Fund owns -- including all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, and deferred and prepaid expenses shown as an asset on Old Fund's books -- at the Effective Time (collectively, "ASSETS"), in exchange solely for the following:

                (a) the number of full and fractional (rounded to the third decimal place) New Fund Shares equal to the number of full and fractional (rounded to the third decimal place) Old Fund Shares then outstanding, and

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                (b) New  Fund's  assumption  of all of Old  Fund's  liabilities, debts, obligations, and duties of whatever kind or nature existing at
           the  Effective  Time,  whether  absolute,  accrued,   contingent,  or
           otherwise, whether or not arising in the ordinary course of business, whether or not determinable at that time, and whether or not
           specifically   referred   to   in   the   Agreement    (collectively,
           "LIABILITIES");

           2. The distribution of those New Fund Shares to the Shareholders, by transferring those shares from Old Fund's account on New Fund's share transfer books ("SHARE RECORDS") to accounts Old Trust's transfer agent opens on those Share Records in the Shareholders' names (whereupon all issued and outstanding Old Fund Shares simultaneously will be canceled on Old Fund's Share Records)(3); and

           3. Old Fund's termination as a series of Old Trust as soon as reasonably practicable after that distribution, but in all events within six months after the Effective Time.

      The Agreement also provides that, before the Closing, New Trust's board of trustees will have authorized the issuance of, and New Fund will have issued, one New Fund Share ("INITIAL SHARE") to Adviser or an affiliate thereof in consideration of the payment of $10.00 to vote on an advisory agreement. The Agreement further provides that after that vote, but in any event at or before the Closing, New Fund will redeem the Initial Share for $10.00.

      New Fund will transfer all the Assets promptly after the Reorganization to a master fund in a master-feeder structure (I.E., an unincorporated entity that is classified for federal tax purposes as a partnership and registered as an investment company under the 1940 Act, with an investment objective and investment policies identical to New Fund's) in which it will own a "significant interest" (within the meaning of Treas. Reg. ss. 1.368-1(d)(4)(iii)(B)(1)) ("MASTER FUND") that will assume all the Liabilities.

--------------------

(3) The Agreement provides that, at the time of the Reorganization, the Old Fund Shares will, in effect, be exchanged for New Fund Shares, certificates for which will not be issued. Accordingly, the Shareholders will not be required to and will not make physical delivery of their Old Fund Shares, nor will they receive certificates for New Fund Shares, pursuant to the Reorganization. Old Fund Shares nevertheless will be treated as having been exchanged for New Fund Shares, and the tax consequences to the Shareholders will be unaffected by the absence of New Fund Share certificates. SEE discussion at V. under "Analysis," below.

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                                 REPRESENTATIONS

      OLD TRUST has represented and warranted to us as follows:

           1. Old Trust is a statutory trust that is duly organized, validly existing, and in good standing under the laws of the State of Delaware; and its Certificate of Trust, including any amendments thereto, has been duly filed in the office of the Secretary of State thereof;

           2. Old Trust is duly registered as an open-end management investment company under the 1940 Act, and that registration is in full force and effect; and before January 1, 1997, Old Trust claimed classification for federal tax purposes as an association taxable as a corporation and has not elected otherwise since;

           3. Old Fund is a duly established and designated series of Old Trust;

           4. Old Fund is a "fund" as defined in section 851(g)(2); it qualified for treatment as a regulated investment company under Subchapter M of Chapter 1 of the Code ("RIC") for each past taxable year since it commenced operations and will continue to meet all the requirements for that qualification for its current taxable year; from the time the Board approved the Agreement ("APPROVAL TIME") through the Effective Time, Old Fund has invested and will invest its assets in a manner that ensures its compliance with those requirements; from the date it commenced operations through the Effective Time, Old Fund has conducted and will conduct its "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)) in a substantially unchanged manner; from the Approval Time through the Effective Time, Old Fund did not and will not (a) dispose of and/or acquire any assets (i) for the purpose of satisfying New Fund's investment objective or policies or (ii) for any other reason except in the ordinary course of its business as a RIC or (b) otherwise change its historic investment policies; and Old Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

           5. Old Fund incurred the Liabilities, which are associated with the Assets, in the ordinary course of its business;

           6. Old Fund is not under the jurisdiction of a court in a "title 11 or similar case" (as defined in section 368(a)(3)(A));

           7. During the five-year period ending at the Effective Time, (a) neither Old Fund nor any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it will have acquired Old Fund Shares, either directly or through any transaction, agreement, or arrangement with any

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      other person,  with  consideration  other than New Fund Shares or Old Fund
      Shares, except for shares redeemed in the ordinary course of Old Fund's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (b) no distributions will have been made with respect to Old Fund Shares, other than normal, regular dividend
      distributions  made  pursuant  to  Old  Fund's  historic   dividend-paying
      practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A);

           8. Not more than 25% of the value of Old Fund's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers; and

           9. There is power under Old Trust's Amended and Restated Trust Instrument (a "TRUST INSTRUMENT") to vary its shareholders' investment therein, Old Trust does not have a fixed pool of assets, each series thereof (including Old Fund) is a managed portfolio of securities, and its investment adviser has the authority to buy and sell securities for it.

      NEW TRUST has represented and warranted to us as follows:

           1. New Trust is a statutory trust that is duly organized, validly existing, and in good standing under the laws of the State of Delaware; and its Certificate of Trust has been duly filed in the office of the Secretary of State thereof;

           2. New Trust is duly registered as an open-end management investment company under the 1940 Act, and that registration is in full force and effect;

           3. Before the Closing, New Fund will be a duly established and designated series of New Trust;

           4. New Fund has not commenced operations and will not do so until immediately after the Closing;

           5. Except for the Initial Share, there are no (a) issued and outstanding New Fund Shares, (b) options, warrants, or other rights to subscribe for or purchase any New Fund Shares, (c) securities convertible into any New Fund Shares, or (d) any other securities issued by New Fund;

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           6. No  consideration  other  than New  Fund  Shares  (and New  Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

           7. New Fund will be a "fund" as defined in section 851(g)(2); it will qualify for treatment as a RIC for the taxable year in which the Reorganization occurs; and it intends to continue to meet all the requirements for that qualification for the next taxable year;

           8. New Fund has no plan or intention to issue additional New Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does New Fund, or any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it, have any plan or intention to acquire -- during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than New Fund Shares, any New Fund Shares issued to the Shareholders pursuant to the Reorganization, except for redemptions in the ordinary course of such business as required by section 22(e) of the 1940 Act;

           9. Following the Reorganization, New Fund, either directly or through Master Fund, (a) will continue Old Fund's "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)) and (b) will use a significant portion of Old Fund's "historic business assets" (within the meaning of Treas. Reg. ss. 1.368-1(d)(3)) in a business; in addition, New Fund, either directly or through Master Fund, (c) has no plan or intention to sell or otherwise dispose of any Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, and (d) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

           10. There is no plan or intention for New Fund to be dissolved or merged into another statutory or business trust or a corporation or any "fund" thereof (as defined in section 851(g)(2)) following the Reorganization;

           11. During the five-year period ending at the Effective Time, neither New Fund nor any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to it will have acquired Old Fund Shares with consideration other than New Fund Shares;

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           12.  Assuming  the   truthfulness  and  correctness  of  Old  Trust's
      Representation number 8, (a) immediately after the Reorganization (i) not more than 25% of the value of New Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (ii) not more than 50% of the value of those assets will be invested in the stock and securities of five or fewer issuers and (b) to the best of New Trust's knowledge, after the transfer of the Assets to Master Fund (i) not more than 25% of the value of Master Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (ii) not more than 50% of the value of those assets will be invested in the stock and securities of five or fewer issuers; and

           13. There is power under New Trust's Trust Instrument (a "TRUST INSTRUMENT") to vary its shareholders' investment therein, New Trust does not have a fixed pool of assets, each series thereof (including New Fund) will be a managed portfolio of securities, and its investment adviser will have the authority to buy and sell securities for it.

      EACH INVESTMENT COMPANY has represented and warranted to us as follows:

           1. The fair market value of the New Fund Shares each Shareholder receives will be approximately equal to the fair market value of its Old Fund Shares it actually or constructively surrenders in exchange therefor;

           2. Its management (a) is unaware of any plan or intention of Shareholders to redeem, sell, or otherwise dispose of (i) any portion of their Old Fund Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg. ss. 1.368-1(e)(3)) to either Fund or
      (ii) any portion of the New Fund Shares they receive in the Reorganization to any person "related" (within that meaning) to New Fund, (b) does not anticipate dispositions of those New Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Old Fund as a series of an open-end investment company, (c) expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of the Reorganization will be DE MINIMIS, and (d) does not anticipate that there will be extraordinary redemptions of New Fund Shares immediately following the Reorganization;

           3. The Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization;

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           4. The fair market value of the Assets on a going  concern basis will equal or exceed the Liabilities to be assumed by New Fund and those to which the Assets are subject;

           5. There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

           6. None of the compensation received by any Shareholder who is an employee of or service provider to Old Fund will be separate consideration for, or allocable to, any of the Old Fund Shares that Shareholder held; none of the New Fund Shares any such Shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

           7. Immediately after consummation of the Reorganization, (a) the Shareholders will own all the New Fund Shares and will own those shares solely by reason of their ownership of the Old Fund Shares immediately before the Reorganization and (b) New Fund will, before it transfers the Assets to Master Fund, hold the same assets -- except for assets used to pay expenses, if any, incurred in connection with the Reorganization that are not expenses described in the next Representation -- and be subject to the same liabilities that Old Fund held or was subject to immediately before the Reorganization, plus any liabilities for the Funds' expenses incurred in connection with the Reorganization; and the excepted assets, together with the amount of all redemptions and distributions (other than regular, normal dividends) Old Fund made immediately preceding the Reorganization, will, in the aggregate, constitute less than 1% of its net assets;

           8. Neither Fund will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B.
      187); and

           9.  The  aggregate  value  of  the  acquisitions,   redemptions,  and
      distributions limited by Old Trust's Representation number 7 and New Trust's Representations number 8 and 11 will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Old Fund at the Effective Time.

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                                     OPINION
                                     -------

      Based solely on the facts and assumptions described above, and conditioned on the Representations' being true and complete at the Effective Time and the Reorganization's being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion (as explained more fully in the next section of this letter) is as follows:

           1. New Fund's acquisition of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities, followed by Old Fund's distribution of those shares PRO RATA to the Shareholders actually or constructively in exchange for Old Fund Shares and in complete liquidation of Old Fund, will qualify as a "reorganization" (as defined in section 368(a)(1)(F)), and each Fund will be "a party to a reorganization" (within the meaning of section 368(b));

           2. Old Fund will recognize no gain or loss on the transfer of the Assets to New Fund in exchange solely for New Fund Shares and New Fund's assumption of the Liabilities(4) or on the subsequent distribution of those shares to the Shareholders in exchange for their Old Fund Shares;

           3. New Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities;

           4. New Fund's basis in each Asset will be the same as Old Fund's basis therein immediately before the Reorganization, and New Fund's holding period for each Asset will include Old Fund's holding period therefor;

           5. A Shareholder will recognize no gain or loss on the exchange of all its Old Fund Shares solely for New Fund Shares pursuant to the Reorganization;

           6. A Shareholder's aggregate basis in the New Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Old Fund Shares it actually or constructively surrenders in exchange for those New Fund Shares, and its holding period for those New Fund Shares will include, in each instance, its holding period for those Old Fund Shares, provided the Shareholder holds those Old Fund Shares as capital assets at the Effective Time; and

--------------------

(4) Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.

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           7. For  purposes of section 381, New Fund will be treated as if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of Old Fund's taxable year, Old Fund's tax attributes enumerated in section 381(c) will be taken into account by New Fund as if there had been no Reorganization, and the part of Old Fund's taxable year before the Reorganization will be included in New Fund's taxable year after the Reorganization.

      Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("SERVICE") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

      Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Finally, our opinion is solely for the addressees' information and use and may not be relied on for any purpose by any other person without our express written consent.


                                    ANALYSIS
                                    --------

I. THE REORGANIZATION WILL QUALIFY AS AN F REORGANIZATION, AND EACH FUND WILL BE A PARTY TO A REORGANIZATION.

      A.   Each Fund Is a Separate Corporation.
           -----------------------------------

      Section 368(a)(1)(F) provides that "a mere change in identity, form, or place of organization of one corporation, however effected," is a reorganization ("F REORGANIZATION"). That section's limitation of the definition of an F Reorganization to a change involving ONE CORPORATION was adopted by the Tax Equity and Fiscal Responsibility Act of 1982. The legislative history of that act explains, however, that the statutory limitation does not preclude the use of more than one entity to consummate a transaction under section 368(a)(1)(F),

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provided that only ONE OPERATING COMPANY is involved in the reorganization. H.R.
Conf. Rep. No. 760, 97th Cong., 2d Sess., reprinted in 1982 U.S. Code Cong. & Ad. News 1315. That report cites the reincorporation of an operating company in a different state as an example of an F Reorganization that requires the involvement of more than one corporation but that, nonetheless, complies with amended section 368(a)(1)(F).(5)

      For such a transaction to qualify under that section, therefore, the entities involved therein must be corporations (or associations taxable as corporations). Each Investment Company, however, is a statutory trust, not a corporation, and each Fund is a separate series of an Investment Company.

      Regulation section 301.7701-4(b) provides that certain arrangements known as trusts (because legal title is conveyed to trustees for the benefit of beneficiaries) will not be classified as trusts for purposes of the Code because they are not simply arrangements to protect or conserve the property for the beneficiaries. That section states that these "business or commercial trusts" generally are created by the beneficiaries simply as devices to carry on profit-making businesses that normally would have been carried on through business organizations classified as corporations or partnerships under the Code and concludes that the fact that any organization is technically cast in the trust form will not change its real character if it "is more properly classified as a business entity under [Treas. Reg.] ss. 301.7701-2."(6) Furthermore,

--------------------

(5)  The U.S. Tax court has described the F Reorganization as follows:

        [The F reorganization] encompass[es] only the simplest and least significant or corporate changes. The (F)-type reorganization presumes that the surviving corporation is the same corporation as the predecessor in every respect, except for minor or technical  differences.  For  instance,  the (F)  reorganization typically has been understood to comprehend only such insignificant modifications as the reincorporation of the same corporate business with the same assets and the same stockholders surviving under a new charter either in the same or in a different State, the renewal of a corporate charger having a limited life, or the conversion of the U.S.-chartered savings and loan association to the State-chartered institution.

BERGHASH V COMMISSIONER, 43 T.C. 743, 752 (1965) (citation and footnotes omitted), AFF'D, 361 F.23 257 (2nd Cir. 1966).

(6) On December 10, 1996, the Service adopted Regulations for classifying business organizations (Treas. Reg. ss.ss. 301.7701-1 through -3 and parts of -4, the so-called "check-the-box" Regulations) to replace the provisions in the then-existing Regulations that "have become increasingly formalistic. [The check-the-box Regulations replace] those rules with a much simpler approach that generally is elective." T.D. 8697, 1997-1 C.B. 215. Regulation section 301.7701-2(a) provides that "a BUSINESS ENTITY is any entity recognized for federal tax purposes . . . that is not properly classified as a trust under

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pursuant to Treas. Reg. ss. 301.7701-4(c),  "[a]n `investment' trust will not be classified as a trust if there is a power under the trust agreement to vary the investment of the certificate holders. SEE COMMISSIONER V. NORTH AMERICAN BOND NEW TRUST, 122 F.2d 545 (2d Cir. 1941), CERT. DENIED, 314 U.S. 701 (1942)."

      Based on these criteria, neither Investment Company qualifies as a trust for federal tax purposes.(7) Each Investment Company is not simply an arrangement to protect or conserve property for the beneficiaries but is designed to carry on a profit-making business. Furthermore, while each
Investment Company is an "investment trust," there is a power under each Investment Company's Trust Instrument to vary its respective shareholders' investment therein. Neither Investment Company has a fixed pool of assets -- each Old Trust series (including Old Fund) is, and each New Trust series (including New Fund) will be, a managed portfolio of securities, and the investment adviser of each has, or will have, have the authority to buy and sell securities for it. Accordingly, we believe that each Investment Company should not be classified as a trust, and instead should be classified as a business entity, for federal tax purposes.

      Regulation section 301.7701-2(a) provides that "[a] business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership." The term "corporation" is defined for those purposes (in Treas. Reg. ss. 301.7701-2(b)) to include corporations denominated as such under the federal or state statute pursuant to which they were organized and certain other entities. Any business entity that is not classified as a corporation under that section (an "eligible entity") and has at least two members can elect to be classified as either an association (and thus a corporation) or a partnership. Treas. Reg. ss. 301.7701-3(a).

      An eligible entity in existence before January 1, 1997, the effective date of the check-the-box Regulations, "will have the same classification that the entity claimed under [the prior Regulations]," unless it elects otherwise. Treas. Reg. ss. 301.7701-3(b)(3)(i). Based on the reasoning stated in the second preceding paragraph -- and the fact that, under the law that existed before the check-the-box Regulations, the word "association" had been held to include a

--------------------------------------------------------------------------------

[Treas. Reg.] ss. 301.7701-4 or otherwise subject to special treatment under the
.. . .  Code."  Neither  Investment  Company  is  subject  to  any  such  special treatment.

(7) Because each Fund is considered separate from each other series of the Investment Company of which it is a part for federal tax purposes (see the discussion in the last paragraph of I.A. below), the analysis in the accompanying text applies equally to each Fund.

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Massachusetts  business trust (SEE HECHT V. MALLEY, 265 U.S. 144 (1924)),  which for these purposes is very similar to a Delaware statutory trust -- Old Trust "claimed" classification under the prior Regulations as an association taxable as a corporation. Moreover, since that date it has not elected not to be so classified. Accordingly, we believe that Old Trust will continue to be classified as an association (and thus a corporation) for federal tax purposes.

      Unless it elects otherwise, a multi-member domestic eligible entity (such as New Trust) will be classified as a partnership for federal tax purposes. SEE Treas. Reg. ss. 301.7701-3(b)(1)(i). Absent such an election, New Trust nevertheless could achieve the desired result because if it was classified initially as a partnership, it would be a "publicly traded partnership" under section 7704, which is "treated as a corporation" for federal tax purposes and thus would be classified as a corporation under the check-the-box Regulations. SEE Treas. Reg. ss. 301.7701-2(b)(7), which provides that for those purposes, the term "corporation" includes "[a] business entity that is taxable as a corporation under a provision of the . . . Code other than section 7701(a)(3) .
.. . ." Based on the  foregoing,  we believe that New Trust will be classified as an association (and thus a corporation) for federal tax purposes.

      The Investment Companies as such, however, are not participating in the Reorganization, but rather separate series thereof (the Funds) are the participants. Ordinarily, a transaction involving segregated pools of assets such as the Funds could not qualify as a reorganization, because the pools would not be separate taxable entities that constitute corporations. Under section 851(g), however, Old Fund is, and New Fund will be, treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which the respective Investment Companies satisfy). Accordingly, we believe that Old Fund is, and New Fund will be, a separate corporation, and their shares are, and will be, treated as shares of corporate stock, for purposes of section 368(a)(1)(F).

      B.   Requirements of Continuity.
           --------------------------

      Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation ("IC") -- defined in that section as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg. ss. 1.368-1(d) ("continuity of business enterprise") and (2) a continuity of interest as described in Treas. Reg. ss. 1.368-1(e) ("continuity of interest").

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           1.   Continuity of Business Enterprise.
                ---------------------------------

      To satisfy the continuity of business enterprise requirement of Treas. Reg. ss. 1.368-1(d)(1), IC must either (i) continue the target corporation's "historic business" ("business continuity") or (ii) use a significant portion of the target corporation's "historic business assets" in a business ("asset continuity").

      The Funds have identical investment objectives, policies, and restrictions, except that New Fund, rather than investing directly in securities after the Reorganization, will invest all its net investable assets in Master Fund, which will seek to achieve the same investment objective by engaging Adviser as its investment adviser to manage its assets. Moreover, after the Reorganization New Fund will continue Old Fund's "historic business" (within the meaning of Treas. Reg. ss. 1.368-1(d)(2)).(8) Accordingly, there will be business continuity.

      New Fund not only will continue Old Fund's historic business, but it also will use in that business a significant portion of Old Fund's "historic business assets" (within the meaning of Treas. Reg. ss. 1.368-1(d)(3)).(9) In addition, New Fund (a) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, and (b) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain that status. Accordingly, there will be asset continuity as well.

      Because the Reorganization meets the requirement that an F Reorganization be "a mere change in identity, form, or place of organization of one corporation," the Reorganization also will satisfy the less stringent continuity of business enterprise requirement.

      For all the foregoing reasons, we believe that the Reorganization will satisfy the continuity of business enterprise requirement.

--------------------

(8) Because New Fund will own a "significant interest" in Master Fund's business, New Fund will be considered as conducting that business, pursuant to Treas. Reg. ss. 1.368-1(d)(4)(iii)(B)(1).

(9) New Fund will be treated as owning the Assets that it transfers to Master Fund in accordance with its interest in Master Fund, pursuant to Treas. Reg. ss. 1.368-1(d)(4)(iii)(A).

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           2.   Continuity of Interest.
                ----------------------

      Regulation section 1.368-1(e)(1)(i) provides that "[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation . . . ." That section goes on to provide that "[h]owever, a proprietary interest in the target corporation is not preserved if, in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved."

      For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a transferor corporation's former shareholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation.(10) Although shares of both the target and acquiring corporations held by the target corporation's shareholders that are disposed of before or after the transaction will be considered in determining satisfaction of the 50% standard, the Service has issued private letter rulings that excepted from that determination "shares which are required to be redeemed at the demand of shareholders by . . . Target or Acquiring in the ordinary course of their businesses as open-end investment companies (or series thereof) pursuant to Section 22(e) of the 1940 Act." Priv. Ltr. Ruls. 9823018 (Mar. 5,
1998) and 9822053 (Mar. 3, 1998); CF. Priv. Ltr. Rul.  199941046 (July 16, 1999)
(redemption of a target RIC shareholder's shares, amounting to 42% of the RIC's value, and other "shares redeemed in the ordinary course of Target's business as an open-end investment company pursuant to section 22(e)" excluded from determination of whether the target or a related person acquired its shares with

--------------------

(10) Rev.  Proc.  77-37,  SUPRA;  BUT SEE Rev.  Rul.  56-345,  1956-2  C.B.  206
(continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed to allow investment in a third RIC); SEE ALSO REEF CORP. V. COMMISSIONER, 368 F.2d 125 (5th Cir. 1966), CERT. DENIED, 386 U.S. 1018 (1967) (a redemption of 48% of a transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as an F Reorganization, even though only 52% of the transferor's shareholders would hold all the transferee's stock); AETNA CASUALTY AND SURETY CO. V. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39% minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer).

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consideration other than target or acquiring fund shares).(11)

      During the five-year period ending at the Effective Time, (1) neither Old Fund nor any person related(12) to it will have acquired Old Fund Shares, either directly or through any transaction, agreement, or arrangement with any other person ("indirectly"), with consideration other than New Fund Shares or Old Fund Shares, except for shares redeemed in the ordinary course of Old Fund's business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (2) no distributions will have been made with respect to Old Fund Shares, other than normal, regular dividend distributions made pursuant to Old Fund's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A). Nor is there any plan or intention for New Fund, or any person related thereto, to acquire -- during the five-year period beginning at the Effective Time, either directly or indirectly -- with consideration other than New Fund Shares, any New Fund Shares issued to the Shareholders pursuant to the Reorganization, except for redemptions in the ordinary course of that business required by the 1940 Act.

      There is no plan or intention of the Shareholders to redeem, sell, or otherwise dispose of (1) any portion of their Old Fund Shares before the Reorganization to any person related to either Fund or (2) any portion of the New Fund Shares they receive in the Reorganization to any person related to New Fund. Moreover, each Investment Company (a) does not anticipate dispositions of those New Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Old Fund as a series of an open-end investment company, (b) expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of the Reorganization will be DE MINIMIS, and (c) does not anticipate that there will be extraordinary redemptions of New Fund Shares immediately following the

--------------------

(11) Although, under section 6110(k)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. CF. ROWAN COMPANIES, INC. V. COMMISSIONER, 452 U.S. 247 (1981); ALSO SEE Treas. Reg. ss. 1.6662-4(d)(3)(iii) (providing that private letter rulings issued after October 31, 1976, are authority for purposes of determining whether there is or was substantial authority for the tax treatment of an item under section 6662(d)(2)(B)(i), in connection with the imposition of the accuracy-related penalty under section 6662 to a substantial understatement of income tax).

(12) All references in this and the next paragraph to the word "related" are to that word within the meaning of Treas. Reg. ss. 1.368-1(e)(3).

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Reorganization.  Although  New Fund's  shares  will be  offered  for sale to the public on an ongoing basis after the Reorganization, sales of those shares will arise out of a public offering separate and unrelated to the Reorganization and not as a result thereof. SEE REEF CORP. V. COMMISSIONER, 368 F.2d at 134; Rev. Rul. 61-156, SUPRA. Similarly, although the Shareholders may redeem New Fund Shares pursuant to their rights as shareholders of a series of an open-end investment company (SEE Priv. Ltr. Ruls. 9823018 and 9822053, SUPRA, and 8816064 (Jan. 28, 1988)), those redemptions will result from the exercise of those rights in the course of New Fund's business as such a series and not from the Reorganization as such. Furthermore, it is not within the purpose of the continuity of interest requirement to disqualify the Reorganization as an F Reorganization because of shifts in proprietary interest that would ultimately occur regardless of Old Fund's change in its identity.

      Accordingly,   we  believe  that  the  Reorganization   will  satisfy  the
continuity of interest requirement.

      C.   Business Purpose.
           ----------------

      All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in GREGORY V. HELVERING, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. ss.ss. 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a BONA FIDE business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.

      D.   Satisfaction of Section 368(a)(2)(F).
           ------------------------------------

      Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or --

      (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

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      (2)  not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

In determining total assets for these purposes, cash and cash items (including receivables) and U.S. government securities are excluded. Section 368(a)(2)(F)(iv). Each Fund (a) will meet the requirements to qualify for treatment as a RIC for its current taxable year (Old Fund) or its taxable year in which the Reorganization occurs (New Fund) and (b) satisfies (Old Fund) or will satisfy (New Fund, directly or through its interest in Master Fund) the foregoing percentage tests. Furthermore, section 368(a)(2)(F) does not apply if the stock of each investment company is owned by substantially the same persons in the same proportions (section 368(a)(2)(F)(v)); the Reorganization should fall within this exception. In addition, it is arguable that only one investment company is involved in the Reorganization and that section 368(a)(2)(F) therefore does not apply, because for purposes of section 368(a)(1)(F) the
involvement  of  New  Fund  (which  will  not  be  an  operating   entity  until
consummation of the Reorganization) is ignored for purposes of counting the number of corporations participating in the Reorganization. H.R. Conf. Rep. No. 760, SUPRA; SEE discussion at I.A. above. Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as an F Reorganization with respect to either Fund.

      For all the foregoing reasons, we believe that the Reorganization will qualify as an F Reorganization.

      E.   Each Fund Will Be a Party to a Reorganization.
           ---------------------------------------------

      Section 368(b)(2) provides, in pertinent part, that in the case of a reorganization involving the acquisition by one corporation of properties of another, the term "a party to a reorganization" includes each corporation. Pursuant to the Reorganization, Old Fund is transferring all its properties to New Fund. Accordingly, we believe that each Fund will be "a party to a reorganization." CF. Rev. Rul. 72-206, 1972-1 C.B. 104.

II.   OLD FUND WILL RECOGNIZE NO GAIN OR LOSS.

      Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

      Section  357(a)  provides in  pertinent  part that,  except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole

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consideration and, as part of the  consideration,  another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a BONA FIDE business purpose.

      As noted above, it is our opinion that the Reorganization will qualify as an F Reorganization and that each Fund will be a party to a reorganization. Old Fund will exchange the Assets solely for New Fund Shares and New Fund's assumption of the Liabilities and then will be terminated pursuant to the Agreement -- which we believe constitutes a "plan of reorganization" (within the meaning of Treas. Reg. ss. 1.368-2(g)) -- distributing those shares to the Shareholders actually or constructively in exchange for their Old Fund Shares. As also noted above, it is our opinion that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of New Fund's assumption of the Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that Old Fund will recognize no gain or loss on the Reorganization.(13)

III.  NEW FUND WILL RECOGNIZE NO GAIN OR LOSS.

      Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for its stock. New Fund will issue New Fund Shares to Old Fund in exchange for the Assets, which consist of money and securities. Accordingly, we believe that New Fund will recognize no gain or loss on the Reorganization.

IV. NEW FUND'S BASIS IN THE ASSETS WILL BE A CARRYOVER BASIS, AND ITS HOLDING PERIOD WILL INCLUDE OLD FUND'S HOLDING PERIOD.

      Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, \ increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and that Old Fund will recognize no gain on the Reorganization. Accordingly, we believe that New Fund's basis in each

--------------------

(13)  See footnote 4.

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Asset  will be the same as Old  Fund's  basis  therein  immediately  before  the
Reorganization.

      Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the transferor held the property. As noted above, it is our opinion that New Fund's basis in each Asset will be a carryover basis. Accordingly, we believe that New Fund's holding period for each Asset will include Old Fund's holding period therefor.

V.    A SHAREHOLDER WILL RECOGNIZE NO GAIN OR LOSS.

      Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Agreement, the Shareholders will receive solely New Fund Shares for their Old Fund Shares. As noted above, it is our opinion that the Reorganization will qualify as an F Reorganization, each Fund will be a party to a reorganization, and the Agreement constitutes a plan of reorganization. Although section 354(a)(1) requires that the transferor corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. SEE, E.G., EASTERN COLOR PRINTING CO., 63 T.C. 27, 36
(1974); DAVANT V. COMMISSIONER, 366 F.2d 874 (5th Cir. 1966). Therefore, although the Shareholders will not actually surrender Old Fund Share certificates in exchange for New Fund Shares, their Old Fund Shares will be canceled on the issuance of New Fund Shares to them (all of which will be reflected on New Fund's Share Records) and will be treated as having been exchanged therefor. SEE Rev. Rul. 90-13, 1990-1 C.B. 65. Accordingly, we believe that a Shareholder will recognize no gain or loss on the exchange of all its Old Fund Shares solely for New Fund Shares pursuant to the Reorganization.

VI. A SHAREHOLDER'S BASIS IN NEW FUND SHARES WILL BE A SUBSTITUTED BASIS, AND ITS HOLDING PERIOD THEREFOR WILL INCLUDE ITS HOLDING PERIOD FOR ITS OLD FUND SHARES.

      Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder (a "substituted basis"). As noted above, it is our opinion that the Reorganization will qualify as an F Reorganization and, under

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section 354, a Shareholder will recognize no gain or loss on the exchange of all its Old Fund Shares solely for New Fund Shares in the Reorganization. No property will be distributed to the Shareholders other than New Fund Shares, and
no  money  will  be  distributed   to  them  pursuant  to  the   Reorganization.
Accordingly, we believe that a Shareholder's aggregate basis in the New Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Old Fund Shares it actually or constructively surrenders in exchange for those New Fund Shares.

      Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a "capital asset" (as defined in section 1221) in the taxpayer's hands at the time of the exchange. SEE Treas. Reg. ss. 1.1223-1(a). As noted above, it is our opinion that a Shareholder will have a substituted basis in the New Fund Shares it receives in the Reorganization. Accordingly, we believe that a Shareholder's holding period for the New Fund Shares it receives in the Reorganization will include, in each instance, its holding period for the Old Fund Shares it actually or constructively surrenders in exchange therefor, provided the Shareholder holds those Old Fund Shares as capital assets at the Effective Time.

VII.  SURVIVAL OF TAX ATTRIBUTES.

      Regulation section 1.381(b)-1(a)(2) provides that in the case of an F Reorganization, the acquiring corporation shall be treated (for purposes of section 381) just as the transferor corporation would have been treated if there had been no reorganization.(14) Thus, according to that section of the Regulations, among other things, the transferor's taxable year shall not end on the date of transfer merely because of the transfer and the acquiring corporation shall take into account the tax attributes of the transferor enumerated in section 381(c) as if there had been no reorganization. As noted above, it is our opinion that the Reorganization will qualify as an F Reorganization.

      Accordingly, we believe that, for purposes of section 381, New Fund will be treated just as Old Fund would have been if there had been no Reorganization. Thus, Old Fund's taxable year will not end at the Effective Time merely because

--------------------

(14) We recognize that the Reorganization also may qualify as a reorganization under other provisions of section 368(a)(1). However, Rev. Rul. 57-276, 1957-1 C.B. 126, states that if a corporate transaction comes within section
368(a)(1)(F) but also meets the requirements of sections  368(a)(1)(A),  (C), or
(D), the transaction will be treated as an F Reorganization for purposes of applying section 381.

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of the  Reorganization,  and New Fund will  take into  account  Old  Fund's  tax attributes enumerated in section 381(c) as if there had been no Reorganization. In addition, the part of Old Fund's taxable year before the Reorganization and the part of New Fund's taxable year after the Reorganization will constitute a single taxable year of New Fund. SEE Rev. Rul. 57-276, 1957-1 C.B. 126, 127-28.

                                             Very truly yours,



                                             /s/ Kirkpatrick & Lockhart LLP
                                             ------------------------------
                                             KIRKPATRICK & LOCKHART LLP